FOR IMMEDIATE RELEASE:
Contact:
David P. Boyle
Executive Vice President & CFO
Phone 717.530.2294
77 East King Street | Shippensburg PA

Orrstown Financial Services, Inc. Announces Second Consecutive Profitable Quarter
and Continued Positive Momentum in Asset Quality Trends

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Net income for the three months ended March 31, 2013 totaled $1.6 million, a 60% increase from $1.0 million for the linked quarter ended December 31, 2012, and an improvement of $9.8 million from the net loss of $8.2 million for the three months ended March 31, 2012.

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Asset quality continued to improve with nonaccrual loans of $14.2 million at March 31, 2013, representing a $3.7 million, or 20.7%, reduction since December 31, 2012.  The ratio of the allowance for loan losses to nonaccrual and restructured loans improved to 127%.  Nonaccrual loans of $14.2 million represent an 82.7% reduction from March 31, 2012’s total of $82.1 million.

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$1.3 million of expenses were eliminated in the first quarter of 2013 compared to the same quarter in 2012 through targeted savings in third party consultant fees, legal expenses and other loan workout costs. This savings allowed for investment in key areas of the Company to enhance infrastructure for growth.

SHIPPENSBURG, PA (April 24, 2013) Orrstown Financial Services, Inc. (the “Company”) (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”), announced a second consecutive profitable quarter with net income of $1.6 million for the quarter ended March 31, 2013, compared to a net loss of $8.2 million in the first quarter of 2012.

Diluted earnings (loss) per share amounted to $0.19 for the three months ended March 31, 2013, as compared to ($1.02) for the first quarter of 2012.  Return on average equity and return on average assets totaled 7.21% and 0.53%, respectively, for the three months ended March 31, 2013.

“The Board of Directors and employees are pleased with the progress that the Company has continued to experience in the first quarter of 2013. This momentum has allowed us to focus more on investing in and growing our franchise, including new product development, fee based revenue opportunities, greater penetration in markets we presently serve, and ultimately growing the Bank’s loan balances”, Thomas R. Quinn, Jr., President & CEO, commented.

Quinn continued, “We continue to strengthen the core of the Company to position Orrstown Bank for sustainable growth. Our enterprise risk management focus and the partnership with our primary regulators have made us a stronger bank. We are also cognizant of the need to control expenses during this transition period and the Board of Directors set the tone by reducing their director fees by 25% for 2013.  We remain steadfastly committed to building on our recent success and to the restoration of shareholder dividends as soon as we are able.”

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OPERATING RESULTS

Net Interest Income

Net interest income totaled $8.1 million for the three months ended March 31, 2013, a $2.7 million, or 25.2%, decrease compared to the $10.8 million earned in the same period in 2012.  The decline in net interest income is a result of both a decline in the average interest rates earned as well as a decrease in the volume of interest earning assets. Net interest margin for the three months ended March 31, 2013 was 3.07%, compared to 3.37% for the same period in 2012.  Also contributing to the decrease in net interest income was the $249 million decline in average interest earning assets to $1.132 billion for the three months ended March 31, 2013 from an average of $1.381 billion for the same period in 2012. The 18.1% reduction in interest-earning assets that resulted from the two loan sales and the Company’s desire to lower assets in 2012 to maintain its capital ratios has resulted in lower net interest income.  Also, proceeds from asset sales and loan and security prepayments and maturities that have been reinvested in lower interest rate instruments have caused the net interest margin to trend downward.  The Company has been able to effectively manage its cost of funds to partially offset lower yields, which declined to 0.56% for the three months ended March 31, 2013, an improvement over the cost of funds of 0.75% for the same period in 2012.

Provision for Loan Losses

The Company recorded no provision for loan losses for the three months ended March 31, 2013, compared to $19.2 million for the same period in 2012, and $1.0 million for the linked quarter ended December 31, 2012.  The Company continues to reduce its level of nonperforming and restructured loans, and with lower charge-offs in the last two quarters, it was determined that a provision for loan losses was not required in the first quarter of 2013.   Despite no provision and net charge-offs of $1.3 million, the reduction in nonperforming loans allowed for improvements in the ratio of the allowance for loan losses to nonaccrual and restructured loans still accruing from 110.1% at December 31, 2012 to 126.7% at March 31, 2013.

See further discussion in the “Asset Quality” section below.

Noninterest Income

Noninterest income, excluding securities gains, totaled $4.3 million for the three months ended March 31, 2013, compared to $4.0 million for the same period in 2012.

In the first quarter of 2013, two of the Company’s non-margin lines of business continued their positive revenue momentum experienced in 2012. Mortgage banking revenue was favorably influenced by the continued low interest rate environment allowing for favorable refinancing conditions and partial recovery of its mortgage servicing rights fair value, coupled with greater stability in the real estate market.  For the three months ended March 31, 2013, mortgage banking revenues totaled $752 thousand, an increase of 52.8% over the same period in the prior year.  Orrstown Financial Advisors, which generates trust and brokerage income, recorded revenues of $1.8 million for the three months ended March 31, 2013, an increase of 17.8% over the $1.5 million earned in the same period in 2012. Favorable market conditions, combined with new business opportunities led to the enhanced revenue stream.

Securities gains totaled $122 thousand for the three months ended March 31, 2013, compared to $2.2 million for the same period in 2012.  In 2013, asset/liability management strategies and interest rate conditions led to the sale of securities.  These same factors, as well as maintaining capital levels factored into the decision as to the extent and timing of security gains taken in 2012.

Noninterest expenses

Noninterest expenses amounted to $10.9 million for the three months ended March 31, 2013, consistent with the same period in 2012.   However, the components of the noninterest expenses between the two periods differed, and reflect the Company’s ongoing transition from a focus on asset quality concerns to growth in the balance sheet and fee based revenue generating lines of businesses.

Asset quality related costs, including collection and problem loan and real estate owned expenses, totaled $225 thousand for the three months ended March 31, 2013, an $870 thousand reduction from $1.1 million for the same period in 2012.  In addition, during the first quarter of 2013, the Company has been able to lower its consulting expenses, which are included in professional services, by $215 thousand over the same period in 2012.  These

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reductions in expenses are consistent with the Company’s previously disclosed ‘Operation Bottom Line’ initiative, in which certain expenses were targeted to be reduced 25% over a two year period.

Growth in salaries and employee benefits were experienced in the first quarter of 2013, with total expenses for the first quarter totaling $5.7 million, an increase of $1.0 million over the same period in 2012.   A large component of the difference pertains to health insurance costs, in which favorable cumulative claims history allowed for the reduction of a self-insured reserve of $400 thousand in the first quarter of 2012, with no similar benefit in 2013.  In addition, with the Company’s return to profitability, certain incentive based employee benefits have been restored, which has resulted in approximately $250 thousand in increased charges.

As a result of the slight increase in noninterest expenses combined with declining net interest income, the Company’s efficiency ratio for the three months ended March 31, 2013 increased to 84.3%, compared to 67.7% reported in the same period in 2012. The efficiency ratio expresses noninterest expense as a percentage of tax equivalent net interest income and noninterest income, excluding securities gains.

Income Taxes

Income tax expense totaled $30 thousand for the three months ended March 31, 2013, on pre-tax income of $1.6 million, compared to income tax benefit of $4.8 million recorded on pre-tax loss of $13.1 million for the three months ended March 31, 2012. During the third quarter of 2012, an evaluation was completed on the net deferred tax asset that existed, which principally resulted from credit and credit related losses and expenses that the Company experienced.  As a result of the taxable losses that were generated during 2012, and our inability to fully offset the tax to the two preceding carryback years allowed by tax regulation, our net deferred tax asset was dependent on tax planning strategies and future taxable income.  Based on forecasted taxable income in the near future, combined with limited tax planning strategies, we were not able to conclude that the deferred tax asset would more likely than not be realized in its entirety, and as such, a valuation allowance was established for the full amount beginning in the third quarter of 2012.  An updated evaluation was completed at March 31, 2013, and we continue to believe that the valuation allowance is appropriate, and as such, the $30 thousand expense for the quarter pertains to alternative minimum tax, in which an incremental valuation allowance is required on the deferred tax asset.

FINANCIAL CONDITION

Assets decreased $35.6 million to $1.197 billion at March 31, 2013 from December 31, 2012.  During the first quarter of 2013, the Company began to transition from an emphasis on working out troubled credits to a focus on growing the loan portfolio.  As the Company restores its loan pipeline, repayments on existing loans outpaced new loans originated, and is the primary reason for the reduction in assets.  At March 31, 2013, loans, net of the allowance for loan losses, have declined by $28.4 million, or 4.1%, from December 31, 2012.

Shareholders’ Equity

Shareholders’ equity totaled $88.8 million at March 31, 2013, an increase of $1.2 million, or 1.3%, since December 31, 2012.  This increase was primarily the result of net income of $1.6 million posted for the three months ended March 31, 2013, offset by a decline in accumulated other comprehensive income.  The Company’s regulatory capital ratios continue to exceed all regulatory minimums to be considered well capitalized, and have shown improvement since December 31, 2012.  At March 31, 2013, the Company’s regulatory capital ratios consisted of a Tier-1 leverage ratio of 7.2%, a Tier-1 risk-based capital ratio of 11.5%, and a total risk-based capital ratio of 12.7%, an increase over December 31, 2012’s ratios of 6.8%, 10.9% and 12.2%, respectively.  Net income recorded for the quarter combined with a reduction in assets resulted in the improved ratios.

Asset Quality

In the first quarter of 2013, the Company continued to reduce its nonaccruing loans and other risk assets.  Risk assets, defined as nonaccrual loans, restructured loans, loans past due 90 days or more and still accruing, and real estate owned, totaled $19.2 million at March 31, 2013, a $3.7 million, or 16.1% decrease from December 31, 2012’s balance of $22.9 million and a 78.2% reduction from $88.3 million at March 31, 2012.

The allowance for loan losses totaled $21.9 million at March 31, 2013, a decrease of $1.3 million from $23.2 million at the December 31, 2012, due to the net charge-offs during the period.  Despite no provision for loan losses and the net

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charge-offs recorded during the first quarter of 2013, the allowance for loan losses as a percent of total loans only declined slightly, from 3.29% at December 31, 2012 to 3.25% at March 31, 2013.   Despite the lower allowance for loan losses balance and lower ratio to outstanding loans, the allowance to loan losses coverage ratio of nonaccrual loans and restructured loans has increased to 127% at March 31, 2013 from 110% at December 31, 2012, and increased substantially from 33% at March 31, 2012.  The increase in the coverage ratios reflect lower levels of risk assets, particularly the decrease in non-performing assets discussed above.

Asset quality will remain a focus of the Company, however, with the lower level of risk elements, the Company has been able to reduce its personnel devoted to loan workouts, and has redeployed several of these employees to loan origination roles.  Management believes that the enhancement of the Company’s loan policies and operating procedures during the past 24 months have improved the ability to capture and monitor credit risk within its loan portfolio and to mitigate losses in the future.

Financial Highlights

(Dollars in thousands, except per share data)	March 31, 2013	March 30, 2012

For Three Months Ended:
Net income (loss)	$1,560	$(8,218)
Diluted earnings (loss) per share	$0.19	$(1.02)
Dividends per share	$0.00	0.00
Return on average assets	0.53%	-2.29%
Return on average equity	7.21%	-25.78%
Net interest income	$8,107	$10,842
Net interest margin	3.07%	3.37%

Balance Sheet Highlights:	March 31, 2013	March 31, 2012
Assets	$1,197,038	$1,446,741
Loans, gross	681,928	903,015
Allowance for loan losses	21,917	28,156
Deposits	1,044,297	1,213,723
Shareholders' equity	88,849	119,225

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ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)*	(Unaudited)
	March 31,	December 31,	March 31,
(Dollars in thousands)	2013	2012	2012
Assets
Cash and cash equivalents	$94,770	$150,688	$154,672
Securities available for sale	349,733	301,970	311,485

Loans held for sale	7,180	7,862	4,168
Loans	674,748	703,739	898,847
Less: Allowance for loan losses	(21,917)	(23,166)	(28,156)
Net loans	660,011	688,435	874,859

Premises and equipment, net	26,457	26,782	26,906
Other assets	66,067	64,793	78,819
Total assets	$1,197,038	$1,232,668	$1,446,741

Liabilities
Deposits:
Non-interest bearing	$116,926	$121,090	$117,868
Interest bearing	927,371	963,949	1,095,855
Total deposits	1,044,297	1,085,039	1,213,723
Borrowings	52,372	47,120	102,224
Accrued interest and other liabilities	11,520	12,815	11,569
Total liabilities	1,108,189	1,144,974	1,327,516

Shareholders' Equity
Common stock	421	421	419
Additional paid - in capital	122,822	122,724	122,535
Retained earnings (accumulated deficit)	(35,699)	(37,259)	(7,023)
Accumulated other comprehensive income	1,325	1,828	3,314
Treasury stock	(20)	(20)	(20)
Total shareholders' equity	88,849	87,694	119,225
Total liabilities and shareholders' equity	$1,197,038	$1,232,668	$1,446,741

*The consolidated balance sheet at December 31, 2012 has been derived from audited financial statements at that date.

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ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
	March 31,	March 31,
(Dollars in thousands, except per share data)	2013	2012
Interest and dividend income
Interest and fees on loans	$8,217	$11,106
Interest and dividends on investment securities	1,267	1,983
Total interest and dividend income	9,484	13,089
Interest expense
Interest on deposits	1,224	1,978
Interest on borrowings	153	269
Total interest expense	1,377	2,247
Net interest income	8,107	10,842
Provision for loan losses	0	19,200
Net interest income after provision for loan losses	8,107	(8,358)

Noninterest income
Service charges on deposit accounts	1,414	1,519
Trust department and brokerage income	1,764	1,498
Mortgage banking activities	752	492
Other income	380	454
Investment securities gains	122	2,231
Total noninterest income	4,432	6,194

Noninterest expenses
Salaries and employee benefits	5,746	4,657
Occupancy, furniture and equipment	1,325	1,192
Data processing	128	128
Advertising and bank promotions	211	372
FDIC insurance	665	521
Professional services	761	801
Collection and problem loan	182	719
Real estate owned expenses	43	376
Other operating expenses	1,888	2,120
Total noninterest expenses	10,949	10,886
Income (loss) before income tax (benefit)	1,590	(13,050)
Income tax expense (benefit)	30	(4,832)
Net income (loss)	$1,560	$(8,218)

Per share information:
Basic earnings (loss) per share	$0.19	$(1.02)
Diluted earnings (loss) per share	0.19	(1.02)
Dividends per share	0.00	0.00
Average shares and common stock equivalents outstanding	8,084,390	8,055,118

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ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable Equivalent Basis

	Three Months Ended
	March 31, 2013			March 31, 2012
		Tax	Tax		Tax	Tax
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold
& interest bearing
bank balances	$94,854	$61	0.26%	$92,602	$61	0.26%
Securities	342,073	1,349	1.60	334,645	2,253	2.69
Loans	694,935	8,529	4.98	954,070	11,427	4.86
Total interest-earning
assets	1,131,862	9,939	3.56	1,381,317	13,741	4.03
Other assets	70,189			59,398
Total	$1,202,051			$1,440,715

Liabilities and Shareholders' Equity
Interest bearing
demand deposits	$482,401	$217	0.18	$541,673	$404	0.28
Savings deposits	75,493	31	0.17	74,019	31	0.17
Time deposits	384,593	976	1.03	477,890	1,543	1.30
Short term borrowings	10,916	6	0.22	47,971	52	0.47
Long term debt	37,330	147	1.60	51,077	217	1.71
Total interest bearing
liabilities	990,733	1,377	0.56	1,192,630	2,247	0.75
Non-interest bearing
demand deposits	112,410			109,628
Other	11,219			10,259
Total Liabilities	1,114,362			1,312,517
Shareholders' Equity	87,689			128,198
Total	$1,202,051		0.49%	$1,440,715		0.66%
Net interest income (FTE)/
net interest spread		8,562	3.00%		11,494	3.28%
Net interest margin			3.07%			3.37%
Tax-equivalent adjustment		(455)			(652)
Net interest income		$8,107			$10,842

NOTES: Yields and interest income on tax-exempt assets have been computed on a fully taxable equivalent basis assuming a 35% tax rate.
               For yield calculation purposes, nonaccruing loans are included in the average loan balance.

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Nonperforming Assets / Risk Elements

	March 31,	December 31,	March 31,
(Dollars in Thousands)	2013	2012	2012

Nonaccrual loans (cash basis)	$14,220	$17,943	$82,058
Other real estate (OREO)	1,925	1,876	2,413
Total nonperforming assets	16,145	19,819	84,471
Restructured loans still accruing	3,078	3,092	3,844
Loans past due 90 days or more and still accruing	0	0	2
Total risk assets	$19,223	$22,911	$88,317

Loans 30-89 days past due	$6,069	$3,578	$6,501

Asset quality ratios:
Total nonaccrual loans to loans	2.11%	2.55%	9.13%
Total nonperforming assets to assets	1.35%	1.61%	5.84%
Total nonperforming assets to total loans and OREO	2.39%	2.81%	9.37%
Total risk assets to total loans and OREO	2.84%	3.25%	9.80%
Total risk assets to total assets	1.61%	1.86%	6.10%

Allowance for loan losses to total loans	3.25%	3.29%	3.13%
Allowance for loan losses to nonaccrual loans	154.13%	129.11%	34.31%
Allowance for loan losses to nonaccrual and
restructured loans still accruing	126.70%	110.13%	32.78%

Roll Forward of Allowance for Loan Losses

	Three Months Ended
	March 31,	March 31,
(Dollars in Thousands)	2013	2012

Balance at beginning of period	$23,166	$43,715
Provision for loan losses	0	19,200
Recoveries	96	524
Loans charged-off	(1,345)	(35,283)
Balance at end of period	$21,917	$28,156

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About the Company

With nearly $1.2 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty-one banking offices and two remote service facilities located in Cumberland, Franklin and Perry Counties, Pennsylvania and Washington County, Maryland.  Orrstown Financial Services, Inc.’s stock is traded on the NASDAQ Capital Market under the symbol ORRF.

Cautionary Note Regarding Forward-looking Statements:

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, including statements related to franchise growth, greater market penetration, growing the Bank’s loan balances, sustainable growth, building on recent success, the restoration of shareholder dividends, positioning the Company for growth, enhancing risk management, restoring the loan pipeline, reducing expenses and mitigating losses in the future. Actual results and trends could differ materially from those set forth in such statements and there can be no assurances that we will grow the franchise, ultimately grow the Bank’s loan balances, achieve greater market penetration, sustain growth, build on recent success, restore shareholder dividends, position the Company for growth, enhance risk management, restore the loan pipeline to desired levels, further reduce expenses or mitigate losses in the future.  Factors that could cause actual results to differ from those expressed or implied by the forward looking statements include, but are not limited to, the following: ineffectiveness of the Company's business strategy due to changes in current or future market conditions; the effects of competition, including industry consolidation and development of competing financial products and services; changes in laws and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; interest rate movements; changes in credit quality; inability to raise capital under favorable conditions, volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Orrstown Financial Services, Inc.'s Form 10-K for the fiscal year ended December 31, 2012, and other filings made with the Securities and Exchange Commission. The statements are valid only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update this information.

The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission.  Accordingly, the consolidated financial information presented in this announcement is subject to change.

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